Exhibit 99.1

July 23, 2024

Franklin Financial Reports 2024 Q2 and Year-to-DAte Results;
Declares Dividend

(CHAMBERSBURG, PA) Franklin Financial Services Corporation (the Corporation) (NASDAQ: FRAF), the bank holding company of F&M Trust (the Bank) headquartered in Chambersburg, PA, reported its second quarter 2024 and year-to-date 2024 results.  A summary of operating results follows:

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Net income for the second quarter of 2024 was $3.0 million ($0.66 per diluted share) compared to $3.4 million ($0.77 per diluted share) for the first quarter of 2024 (a decrease of 9.8%), and $3.0 million ($0.68 per diluted share) for the second quarter of 2023.

•	Net income year-to-date for 2024 was $6.4 million ($1.43 per diluted share) compared to $6.3 million ($1.42 per diluted share) for the same period in 2023.
•

The provision for credit losses was $546 thousand for the second quarter of 2024 compared to $452 thousand for the first quarter of 2024 and $532 thousand for the second quarter of 2023. Year-to-date, the provision expense was $1.0 million compared to $1.1 million for the same period in 2023.

•	Total assets were $2.039 billion as of June 30, 2024.
•	Total net loans increased $61.3 million (4.9%) to $1.301 billion at June 30, 2024 from $1.241 billion at December 31, 2023.
•	Total deposits increased $48.5 million (3.2%) to $1.586 billion at June 30, 2024 from $1.538 billion at December 31, 2023.
•	At June 30, 2024, borrowings from the Federal Home Loan Bank of Pittsburgh were $240.0 million, and $40.0 million from the Federal Reserve Bank.
•	Shareholders’ equity increased by $4.7 million, year-to-date, to $136.8 million, and the book value of the Corporation’s common stock increased to $31.01 per share.
•

For the year-to-date period, Return on Assets (ROA) was 0.63%, Return on Equity (ROE) was 9.71% and the Net Interest Margin (NIM) was 2.94%, compared to an ROA of 0.75%, ROE of 10.56% and NIM of 3.35% for the same period in 2023.

•

On July 11, 2024, the Board of Directors declared a $0.32 per share regular quarterly cash dividend for the third quarter of 2024 to be paid on August 28, 2024, to shareholders of record at the close of business on August 2, 2024.

Balance Sheet Highlights

Total assets at June 30, 2024 were $2.039 billion up 11.1% from $1.836 billion at December 31, 2023. Changes in the balance sheet from December 31, 2023 to June 30, 2024, include:

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Debt securities available for sale decreased $18.0 million (3.8%) due to paydowns and maturities within the portfolio. At June 30, 2024, the net unrealized loss in the portfolio was $49.3 million, essentially unchanged from year-end 2023.

•

Net loans increased $60.4 million (4.9%) over the year-end 2023 balance, primarily from increases in commercial real estate loans of $39.9 million, and 1-4 family real residential real estate of $18.5 million. At June 30, 2024, commercial real estate loans totaled $743.6 million, with the largest collateral segments being: apartment buildings ($134.8 million), hotels and motels ($92.2 million), and office buildings ($90.3 million) primarily in south-central Pennsylvania.

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Total deposits increased $48.5 million (3.2%) from year-end 2023, due to an increase in noninterest-bearing deposits ($9.9 million), money management deposits ($44.9 million), and time deposits ($51.2 million), which were offset by a $53.3 million decrease in interest-bearing checking deposits. The Bank’s year-to-date cost of deposits was 1.74% compared to 1.04% for the same period in 2023. The cost of deposits was 1.78% for the second quarter of 2024. At June 30, 2024, the Bank estimated that approximately 90% of its deposits were FDIC insured or collateralized.

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At June 30, 2024, the Bank had borrowings of $280.0 million comprised of $40.0 million from the Federal Reserve Bank through the Bank Term Funding Program (BTFP) and $240.0 million from the Federal Home Loan Bank of Pittsburgh (FHLB). The BTFP funding matures in the first quarter of 2025 and $40.0 million of the FHLB advance matures during the third quarter of 2024.  The Bank has additional funding capacity with the Federal Reserve, FHLB and correspondent banks.

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Shareholders’ equity increased $4.7 million from December 31, 2023. Retained earnings increased $3.6 million, net of dividends of $2.8 million. The accumulated other comprehensive loss (AOCI) was unchanged from year-end 2023 at $40.9 million. At June 30, 2024, the book value of the Corporation’s common stock was $31.01 per share and tangible book value was $28.96 per share. In December 2023, the Board of Directors approved an open market repurchase plan to repurchase 150,000 shares over a one-year period, with 16,202 shares repurchased in 2024 and the same number purchased in total under the approved plan. The Bank is considered to be well-capitalized under regulatory guidance as of June 30, 2024.

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Average earning assets for 2024 were $2.020 billion compared to $1.696 billion in 2023, an increase of 19.1%. In 2024, the average balance of interest-earning cash balances increased $118.4 million (217.9%) due to an increase in borrowings during the first quarter of 2024 that have not been fully invested into higher yielding assets. The average balance of the investment portfolio increased $9.3 million (2.0%), while the average balance of the loan portfolio increased $201.4 million (18.6%), over the prior year averages. Within the loan portfolio, all loan categories increased on average over the same period in 2023, with commercial loans showing an increase of $141.1 million. Total deposits averaged $1.561 billion for 2024, an increase of $51.8 million (3.4%) over the average balance for the first six months of 2023. On a year-to-date comparison, the yield on earning assets increased from 4.49% in 2023 to 5.10% in 2024, while the cost of interest-bearing liabilities increased from 1.44% to 2.61%.

Income Statement Highlights

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Net interest income was $14.2 million for the second quarter of 2024 compared to $13.6 million for the first quarter of 2024 and $13.2 million for the second quarter of 2023. The net interest margin (NIM) increased to 2.99% for the second quarter of 2024 from 2.88% in the prior quarter but decreased from 3.30% from the second quarter of 2023. On a year-to-date basis, the NIM was 2.94% compared to 3.35% for the same period of 2023.

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The provision for credit losses on loans was $560 thousand for the second quarter of 2024 compared to $490 thousand and $524 thousand for the first quarter of 2024 and the second quarter of 2023, respectively.  The provision for credit losses on loans was $1.1 million for the first six months of 2024, up slightly from $991 thousand in 2023. The provision expense for loans was necessary due to growth in the loan portfolio.  The Allowance for Credit Losses (ACL) for loans was 1.29% at June 30, 2024 compared to 1.28% at December 31, 2023.  A reversal to the provision for credit losses on unfunded commitments was recorded for both the second quarter of 2024 ($14 thousand) and year-to-date ($52 thousand).  The ACL for unfunded commitments was $2.0 million at June 30, 2024 and $2.0 million as of December 31, 2023.

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Noninterest income totaled $4.4 million for the second quarter of 2024 compared to $4.2 million in the first quarter of 2024 (an increase of 3.9%), and $3.5 million for the second quarter of 2023 (an increase of 23.3%). The increase from the second quarter of 2023 to the second quarter of 2024 ($821 thousand) was due primarily to an increase of $283 thousand in wealth management fees and a decrease in the loss on the sale of debt securities ($517 thousand) that occurred in the second quarter of 2023.  Excluding the effect of the loss on the sale of securities in 2023, the increase in noninterest income for the second quarter comparison would have been 7.5%.

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Noninterest income year-to-date was $8.5 million, $1.8 million (26.4%) more than the same period in 2023.  Of this increase, wealth management fees increased $476 thousand, and $1.1 million was due to a decrease in the loss on the sale of securities in 2023. Excluding the effect of the loss on the sale of securities in 2023, the increase in noninterest income for the year-to-date comparison of would have been 8.4%.

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Noninterest expense for the second quarter of 2024 was $14.3 million compared to $13.3 million for the first quarter of 2024 (an increase of 8.5%), and $12.6 million in the second quarter of 2023 (an increase of 13.3%). The increase of $1.7 million from the second quarter of 2023 to the second quarter of 2024 occurred primarily in salaries and benefits, data processing expenses and FDIC insurance premiums.

•

Noninterest expense was $27.6 million for the six months ending June 30, 2024 compared to $24.7 million for the same period of 2023, an increase of $3.0 million (12.1%). Contributing to the year-over-year increase were increases of $1.9 million in salaries and benefits (primarily salaries due to a highly competitive labor market and health insurance), $704 thousand in data processing expense, and $350 thousand in FDIC premiums.

•	The effective federal income tax rate was 17.6% for the second quarter of 2024 and 16.6% on a year-to-date basis.

“I am pleased that in the first six months of the year we were able to show forward momentum as loans, deposits and non-interest fee income grew in comparison to the past year,” said Tim Henry, President and CEO. “While returns were affected by the strategic borrowing we made in the first quarter, we are poised to improve earnings as those borrowings are used to fund continued loan growth going into the third and fourth quarters of the year.”

Additional information on the Corporation is available on our website at: www.franklinfin.com/Presentations.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $2.0 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking locations in Franklin, Cumberland, Fulton and Huntingdon Counties PA, and Washington County MD. Franklin Financial stock is trading on the Nasdaq Stock Market under the symbol FRAF. Please visit our website for more  information, www.franklinfin.com.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms.  Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements.  These factors include (but are not limited to) the following: changes in interest rates, changes in the rate of inflation, general economic conditions and their effect on the Corporation and our customers, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.

We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

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GAAP versus non-GAAP Presentations – The Corporation supplements its traditional GAAP measurements with certain non-GAAP measurements to evaluate its performance and to eliminate the effect of intangible assets.  By eliminating intangible assets (Goodwill), the Corporation believes it presents a measurement that is comparable to companies that have no intangible assets or to companies that have eliminated intangible assets in similar calculations. However, not all companies may use the same calculation method for each measurement. The non-GAAP measurements are not intended to be used as a substitute for the related GAAP measurements. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.  In the event of such a disclosure or release, the Securities and Exchange Commission’s Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The following table shows the calculation of the non-GAAP measurements.

FRANKLIN FINANCIAL SERVICES CORPORATION
Financial Highlights (Unaudited)

Earnings Summary	For the Three Months Ended			For the Six Months Ended
(Dollars in thousands, except per share data)	6/30/2024	3/31/2024	6/30/2023	6/30/2024	6/30/2023	% Change

Interest income	$24,732	$23,809	$18,511	$48,541	$35,094	38.3%
Interest expense	10,521	10,256	5,316	20,776	9,062	129.3%
Net interest income	14,211	13,553	13,195	27,765	26,032	6.7%
Provision for credit losses - loans	560	490	524	1,050	991	6.0%
(Reversal of) provision for credit losses - unfunded commitments	(14)	(38)	8	(52)	70	-174.3%
Total provision for credit losses	546	452	532	998	1,061	-5.9%
Noninterest income	4,350	4,188	3,529	8,538	6,754	26.4%
Noninterest expense	14,336	13,304	12,648	27,642	24,667	12.1%
Income before income taxes	3,679	3,985	3,544	7,663	7,058	8.6%
Income taxes	646	624	568	1,269	790	60.6%
Net income	$3,033	$3,361	$2,976	$6,394	$6,268	2.0%

Diluted earnings per share	$0.66	$0.77	$0.68	$1.43	$1.42	0.7%
Regular cash dividends declared	$0.32	$0.32	$0.32	$0.64	$0.64	0.0%

Balance Sheet Highlights (as of )	6/30/2024	3/31/2024	6/30/2023
Total assets	$2,039,126	$2,011,614	$1,736,165
Debt securities available for sale	454,465	462,951	439,851
Loans, net	1,301,302	1,261,062	1,130,547
Deposits	1,586,458	1,559,312	1,513,135
Other borrowings	280,000	280,000	70,000
Shareholders' equity	136,809	134,237	119,770

Assets Under Management (fair value)
Wealth Management	1,128,087	1,107,611	977,461
Held at third party brokers	143,736	151,465	127,801

	As of or for the Three Months Ended			As of or for the Six Months Ended
Performance Ratios	6/30/2024	3/31/2024	6/30/2023	6/30/2024	6/30/2023
Return on average assets*	0.59%	0.67%	0.70%	0.63%	0.75%
Return on average equity*	9.12%	10.21%	9.82%	9.71%	10.56%
Dividend payout ratio	46.39%	41.62%	47.08%	43.88%	44.77%
Net interest margin*	2.99%	2.88%	3.30%	2.94%	3.35%
Net loans (charged-off) recovered/average loans*	-0.03%	0.00%	0.00%	-0.01%	0.00%
Nonperforming loans / gross loans	0.07%	0.04%	0.02%
Nonperforming assets / total assets	0.04%	0.02%	0.01%
Allowance for credit losses / loans	1.29%	1.29%	1.28%
Book value, per share	$31.01	$30.55	$27.53
Tangible book value (1)	$28.96	$28.50	$25.46
Market value, per share	$28.28	$26.20	$27.74
Market value/book value ratio	91.20%	85.76%	100.76%
Market value/tangible book value ratio	97.64%	91.94%	108.95%
Price/earnings multiple*	10.71	8.51	10.20	9.89	9.77
Current quarter dividend yield*	4.53%	4.89%	4.61%
* Annualized
(1) Non-GAAP measurement. See GAAP versus Non-GAAP disclosure

GAAP versus non-GAAP Presentations – The Corporation supplements its traditional GAAP measurements with certain non-GAAP measurements to evaluate its performance and to eliminate the effect of intangible assets.  By eliminating intangible assets (Goodwill), the Corporation believes it presents a measurement that is comparable to companies that have no intangible assets or to companies that have eliminated intangible assets in similar calculations. However, not all companies may use the same calculation method for each measurement. The non-GAAP measurements are not intended to be used as a substitute for the related GAAP measurements. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.  In the event of such a disclosure or release, the Securities and Exchange Commission’s Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The following table shows the calculation of the non-GAAP measurements.

Non-GAAP
(Dollars in thousands, except per share)	As of	As of	As of
	June 30, 2024	March 31, 2024	June 30, 2023
Tangible Book Value (per share) (non-GAAP)
Shareholders' equity	$136,809	$134,237	$119,770
Less intangible assets	(9,016)	(9,016)	(9,016)
Tangible book value (non-GAAP)	127,793	125,221	110,754

Shares outstanding (in thousands)	4,412	4,394	4,350

Tangible book value per share (non-GAAP)	$28.96	$28.50	$25.46